Exhibit 10.16

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), entered into as of the 7th day of February, 2007, by and between Rexnord LLC, a Delaware limited liability corporation, with its principal office at 4701 Greenfield Avenue, Milwaukee, Wisconsin 53214 (the “Company”), and Alex P. Marini (the “Executive”) shall be effective immediately following, and subject to the Closing (within the meaning of the Merger Agreement, as defined below) (the date of such Closing, the “Effective Date”).

WITNESSETH

WHEREAS, Jacuzzi Brands, Inc. (“Jacuzzi”), Jupiter Acquisition, LLC (“Parent”) and Jupiter Merger Sub (“Merger Sub”), Inc. entered into an Agreement and Plan of Merger dated as of October 11, 2006, as amended (the “Merger Agreement”), pursuant to which Merger Sub shall merge with and into Jacuzzi (the “Merger”), and become a wholly-owned subsidiary of Parent;

WHEREAS, RBS Global Inc. and Parent entered into a Purchase Agreement dated as of October 11, 2006 pursuant to which, at the time of the Merger, the Company will acquire the outstanding equity interests of Jacuzzi, as a result of which Jacuzzi will become a wholly-owned subsidiary of the Company (collectively with the Merger, the “Transactions”);

WHEREAS, in connection with the consummation of the Transactions, the Executive and the Company wish to enter into this new employment agreement and to supersede the amended and restated employment agreement dated as of October 10, 2006, by and between Jacuzzi and the Executive (the “Prior Employment Agreement”); and

WHEREAS, this Agreement shall be effective immediately following the Closing on the Effective Date and shall supersede the Prior Employment Agreement in its entirety; provided that, in the event the Merger Agreement shall terminate and the Closing shall not occur, this Agreement shall be of no further force or effect and the Prior Agreement shall remain in effect.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Term of Employment. Except for earlier termination as provided in Section 7 hereof, the initial term of the Executive’s employment under this Agreement shall be for the period commencing on the Effective Date and ending on August 31, 2008 (the “Initial Term”). Subject to Section 7 hereof, at the conclusion of the Initial Term and on each subsequent anniversary of the conclusion of the Initial Term the period of the Executive’s employment under this Agreement shall be automatically extended for an additional term of one (1) year (each such period, collectively with the Initial Term and all prior such periods, the “Employment Term”) unless the Company or the Executive gives written notice to the other at least thirty (30) days prior to the expiration of the then-applicable Employment Term of the termination of the Executive’s employment hereunder at the end of such then-applicable Employment Term.

2. Positions.

(a) The Executive shall serve as President and Chief Executive Officer of the Water Management operating division of the Company (“Water Management”). The Executive shall report directly to the Chairman of the Board of Directors of the Company (or similar governing body of the Company) (the “Board”) until such time as the Chairman of the Board (the “Chairman”) instructs the Executive to report directly to the President and Chief Executive Officer of the Company (the “CEO”), from and after such time the Executive shall report to the President and Chief Executive Officer of the Company.

(b) During the Employment Term, the Executive shall have such duties and authorities usually vested in the offices of chief executive officer and president of a operating division of the size and nature of Water Management and such other powers and duties commensurate with his positions as the Chairman or the CEO may assign from time to time, subject to the reasonable directives of the Chairman or the CEO, as applicable, and the corporate policies of the Company as they are in effect from time to time throughout the Employment Term (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time).

(c) During the Employment Term, the Executive shall devote all of his business time and efforts to the performance of his duties hereunder; provided, however, that the Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his passive personal interests and to serve on civic or charitable boards or committees, and subject to the next sentence, serve on corporate boards of directors. The Executive may serve on corporate boards of directors only if approved in advance by the Board (which approval may be withdrawn at any time) and shall not serve on any corporate board of directors if such service would be inconsistent with his fiduciary responsibilities to the Company. Nothing herein shall preclude the Executive from serving on the board of directors of Bath Acquisition Corporation (“Bath”) and the Company hereby agrees that the Executive’s service on the board of directors of Bath shall not be deemed to be a violation of the non-competition and non-solicitation provisions of Section 10 given the current scope and business activities of those entities.

(d) During the Employment Term, the Executive’s principal place of employment for the Company shall be in Erie, Pennsylvania. However, the parties acknowledge and agree that, in the course of the Executive performing his duties hereunder, he will be required to travel from time to time on Company business and to Company facilities.

3. Base Salary. During the Employment Term, the Executive shall receive a base salary at the annual rate of $500,000. Base salary shall be payable in accordance with the usual payroll practices of the Company. The Executive’s base salary may be increased, but not decreased, from time to time by the Chairman or CEO, as appropriate, and shall be subject to annual review by the Chairman or CEO, as appropriate, during the Employment Term, with the first such annual review to be conducted with respect to the fiscal year that commences on April 1, 2008. The base salary as determined as aforesaid from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. Incentive Compensation.

(a) Bonus. For the fiscal year commencing April 1, 2007 and for each whole fiscal year of the Company thereafter that occurs during the Employment Term, the Executive shall be eligible to participate in an annual bonus plan to be established by the Company with respect to such fiscal year. The Executive’s annual cash target bonus opportunity for each such fiscal year under such bonus plan shall be equal to 100% of the Executive’s Base Salary for that fiscal year (“Target Bonus”), with the Executive’s actual bonus for that fiscal year to be determined by the Board (or a committee thereof) under the bonus plan for that fiscal year in light of the Company’s and the Executive’s performance for that fiscal year. For the period between the Effective Date and March 31, 2007, the Executive shall be eligible to receive a pro-rata bonus payment equal to that which he would have received under the Jacuzzi Annual Performance Incentive Plan as in effect immediately prior to Effective Date.

(b) Other Compensation. The Company may award to the Executive such other bonuses and compensation as it, in its sole discretion, deems appropriate and reasonable.

(c) Stock Options. Effective on the date of the first Board meeting that occurs following the Effective Date, but in no event later than sixty (60) days after the Effective Date, the Executive shall be granted a non-qualified stock option (the “Option”) to purchase 205,244 shares of the common stock of Rexnord Holdings, Inc., a Delaware corporation (“Rexnord”), at a per share exercise price equal to the fair market value of a share of Rexnord common stock as established by the Board of Directors of Rexnord for purposes of stock options granted by Rexnord on such date. The Option shall be granted under, and subject to the terms and conditions of, the 2006 Stock Option Plan of Rexnord Holdings, Inc. and the form of non-qualified stock option agreement attached hereto as Exhibit A and Exhibit B, respectively.

5. Employee Benefits and Vacation.

(a) During the period of the Employment Term that commences on the Effective Date and ends on the first anniversary thereof, the Company will provide the Executive with such additional benefits as may be required in order to provide the Executive with a consistent aggregate value of benefits as contemplated by Section 7.01(a) of the Merger Agreement. During the period of the Employment Term after the first anniversary of the Effective Date, the Executive shall be entitled to participate in all pension, long-term incentive compensation, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites generally maintained by the Company from time to time for the benefit of its senior executive officers, in each case in accordance with their respective terms as in effect from time to time.

(b) During the Employment Term, the Executive shall be entitled to vacation each year in accordance with the Company’s policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. The Executive shall also be entitled to such periods of paid sick leave as is customarily provided by the Company to its senior executive employees.

(c) If the Executive’s employment with the Company terminates due to his retirement from the Company and so long as such retirement is not in connection with a termination pursuant to Section 7(d) hereof (such a retirement, a “Qualifying Retirement”) and further subject to the following provisions of this Section 5(c), the Executive shall be provided with a supplemental retirement benefit payable in the form of a 60% J&S Annuity. For purposes of this Agreement, a “60% J&S Annuity” means an annuity payable each month for the life of the Executive, commencing in the month following the Executive’s Qualifying Retirement, with a survivor annuity payable monthly for the life of the person (if any) legally married to the Executive (the Executive’s “spouse”) at the time of the Executive’s Qualifying Retirement which commences with the month following the month in which the Executive dies (if such spouse is then still living) and which is 60% of the amount of such annuity payable during the life of the Executive. The amount of such 60% J&S Annuity shall be the amount necessary to produce a monthly 60% J&S Annuity benefit during the Executive’s life after such annuity commences equal to the positive difference (if any) between (i) $20,000 less (ii) the Existing Retirement Benefit. For this purpose, the “Existing Retirement Benefit” equals the sum of the Monthly Offset Amount (defined below) and the Actual Retirement Plan Benefit (defined below). The “Monthly Offset Amount” shall mean the monthly benefit amount that is obtained if the aggregate benefit that was paid (or is payable or to be paid, as the case may be) to Executive under the Jacuzzi Brands Inc. Supplemental Executive Retirement Plan and the Zurn Supplemental Pension Plan is assumed to have not been paid (or to be paid in any other form) and is instead assumed to be paid in the form of a 60% J&S Annuity with a monthly benefit payment commencing with the month following a Qualifying Retirement by the Executive and actuarially calculated using the Actuarial Assumptions. For purposes of clarity, to the extent any benefit under any such plan is actually paid prior to the month in which the Executive’s Qualifying Retirement occurs, the amount of such benefit taken into consideration for purposes of calculating the Monthly Offset Amount shall be actuarially increased (applying the Actuarial Assumptions) for the period of time from the date of actual payment of such benefits through the month in which the Qualifying Retirement occurs. For purposes of this Agreement, “Actuarial Assumptions” means the actuarial factors applied under the Qualified Plan with respect to benefit calculations for retirements during the month of the Qualifying Retirement by Executive. For this purpose “Qualified Plan” means the Company’s defined benefit pension plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (if multiple such plans are then maintained or sponsored by the Company, the Plan in which the Company’s executive officers generally participate shall be the relevant plan for this purpose). The “Actual Retirement Plan Benefit” shall mean the monthly benefit amount that is obtained if the aggregate benefit that was paid (or is payable or to be paid, as the case may be) to the Executive under any and all other qualified or non-qualified pension plans covering the Executive during his employment with Company and its affiliates, Jacuzzi and/or Zurn Industries, Inc., a Pennsylvania corporation, is assumed to have not been paid (or to be paid in any other form) and is instead assumed to be paid in the form of a 60% J&S Annuity with a monthly benefit payment commencing with the month following a Qualifying Retirement by Executive and actuarially calculated using the Actuarial Assumptions. In the event that the Executive voluntarily terminates his employment with the Company for any reason other than Termination for Good Reason, death or Disability, the Executive shall only be entitled to receive his benefits under this Section 5(c) if the Executive gives the Company at least six months prior written notice of such termination. In the event that Executive does not timely give the

Company such written notice, the Executive shall be obligated to pay the Company an amount equal to his then current annual Base Salary, determined at the time Executive’s employment by the Company terminates, which shall be paid in full by the Executive or, if the Company does not receive such payment within five (5) business days following the date Executive’s employment by the Company terminates, may, notwithstanding any other provision of this Agreement, be withheld by the Company from any and all amounts otherwise due and owing to the Executive from the Company (pursuant to this Agreement or otherwise).

(d) If the Executive’s employment with the Company terminates due to his retirement from the Company and so long as such retirement is not in connection with a termination pursuant to Section 7(d) hereof, the Executive and his spouse shall be receive retiree medical benefits pursuant to the terms of the Company’s retiree medical plan covering the senior executives of the Company at the time of such termination, provided however, if such retiree medical benefits, or related terms, are modified or terminated for retired participants in such plan, (or its successor or replacement plan), such modification or termination shall also apply to the Executive and his covered dependents.

6. Business Expenses. The Company shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company’s policies as in effect from time to time.

7. Termination.

(a) The employment of Executive and the Employment Term shall terminate as provided in Section 1 hereof or, if earlier, upon the earliest to occur of any of the following events:

(i) the death of Executive;

(ii) the termination of Executive’s employment by the Company due to Executive’s Disability (as defined below) pursuant to Section 7(b) hereof;

(iii) the termination of Executive’s employment by the Executive for Good Reason (as defined below) pursuant to Section 7(c) hereof;

(iv) the termination of Executive’s employment by the Company without Cause (as defined below) pursuant to Section 7(e) hereof;

(v) the termination of employment by Executive without Good Reason upon sixty (60) days prior written notice pursuant to Section 7(e) hereof; or

(vi) the termination of Executive’s employment by the Company for Cause pursuant to Section 7(d) hereof.

For purposes of this Agreement, “Disability” shall mean by reason of the same or related physical or mental illness or incapacity, the Executive is unable to carry out his material duties pursuant to this Agreement for more than six (6) months in any twelve (12) month period.

For purposes of this Agreement, “Cause” shall mean a determination by the Chairman or CEO, based on the information then known to it, of: (i) Executive’s refusal or willful failure to perform his duties; (ii) Executive’s willful misconduct or gross negligence with regard to the Company or its affiliates or their business, assets or employees (including, without limitation, Executive’s fraud, embezzlement or other act of dishonesty with regard to the Company or its affiliates); (iii) Executive’s willful misconduct which has a material adverse impact on the Company or its affiliates, whether economic, or reputation wise or otherwise, as determined by the Chairman or CEO; (iv) Executive’s conviction of, or pleading nolo contendere (or entering a similar plea) to, a felony or any crime involving fraud, dishonesty or moral turpitude; (v) Executive’s refusal or willful failure to follow the lawful written direction of the Chairman or CEO; (vi) Executive’s breach of a fiduciary duty owed to the Company or its affiliates, including but not limited to Section 11 hereof; (vii) the representations or warranties in Section 16(k) hereof prove false; or (vii) any other breach by Executive of this Agreement that remains uncured for thirty (30) days after written notice thereof is given to Executive.

For purposes of this Agreement, “Good Reason” shall mean the occurrence, without Executive’s express written consent of any of the following circumstances: (i) any material demotion of Executive from his position as President and Chief Executive Officer of Water Management (except in connection with the termination of Executive’s employment for Cause or due to Disability or as a result of Executive’s death, or temporarily as a result of Executive’s illness or other absence); (ii) a failure by the Company to pay Executive’s Base Salary or incentive compensation in accordance with Sections 3 and 4 hereof that remains uncured for thirty (30) days after written notice hereof is given to the Company; (iii) a relocation of the Executive’s office location to a location more than thirty-five (35) miles from Executive’s then current office location; or (iv) a breach by the Company of its obligations under this Agreement.

(b) Disability. If Executive incurs a Disability, the Company may terminate Executive’s employment for Disability, upon thirty (30) days written notice by a Notice of Disability Termination, at any time thereafter during such twelve (12) month period while Executive is unable to carry out his duties as a result of the same or related physical or mental illness or incapacity. Such termination shall not be effective if Executive returns to the full time performance of his material duties within such thirty (30) day period.

(c) Termination for Good Reason. A Termination for Good Reason means a termination by Executive by written notice given within ninety (90) days after the occurrence of the Good Reason event, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason. A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific Good Reason event relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given.

(d) Cause. Subject to the notification provisions of this Section 7(d), Executive’s employment hereunder may be terminated by the Company for Cause. A Notice of Termination for Cause shall mean a notice that shall indicate the specific basis for Cause relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for Termination for Cause. The date of termination for a Termination for Cause shall be the date indicated in the Notice of Termination for Cause. Any purported Termination for Cause which finally determined by a court of competent jurisdiction not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a termination by the Company without Cause.

(e) Other Terminations. The Executive’s employment by the Company shall be at will. Accordingly, the Company may terminate the Executive’s employment at any time (with or without notice), for reasons other than Cause or for no reason. Subject to Section 5(c) above, the Executive may terminate his employment with the Company at any time upon sixty (60) days prior written notice.

8. Consequences of Termination of Employment.

(a) Death, Disability, Voluntary Resignation without Good Reason, for Cause, Nonextension of the Employment Term by Executive. If Executive’s employment and the Employment Term are terminated by reason of (i) Executive’s death or Disability, (ii) as a result of a notice of nonextension of the Employment Term by Executive, (iii) by the Company for Cause or (iv) by Executive without Good Reason, the Employment Term under this Agreement shall terminate without further obligations of the Company to Executive or Executive’s legal representatives under this Agreement except for: (i) any Base Salary earned but unpaid through the date of termination, any earned but unpaid bonus, any accrued but unused vacation pay payable pursuant to the Company’s policies, and any unreimbursed business expenses payable pursuant to Section 7 (collectively “Accrued Amounts”) (which, amounts shall, in the event of Executive’s death, be promptly paid in a lump sum to Executive’s estate) and (ii) any other amounts or benefits owing to Executive under the then applicable employee benefit plans, long-term incentive plans or equity plans and programs of the Company and its affiliates which shall be paid in accordance with such plans and programs, including, if applicable, the Minimum Pension in accordance with and subject to the provisions of Section 5(c) above (provided proper written notice is given by Executive in accordance with Section 5(c) above).

(b) Termination by Executive for Good Reason, or Termination by the Company without Cause. If Executive’s employment and the Employment Term are terminated (i) by the Executive for Good Reason or (ii) by the Company without Cause (and other than for Disability) or as a result of a notice of nonextension of the Employment Term by the Company, the Executive shall be entitled to receive the Accrued Amounts, and shall, subject to Sections 9(b), 9(c), 10, 11 and 12 hereof, be entitled to receive:

(A) If such termination occurs on or before August 31, 2008, equal monthly payments in an amount equal to his then monthly rate of Base Salary (determined based on a minimum annual salary rate of $500,000), for a period of twenty four (24) months commencing with the month following the month in which the Executive’s employment by the Company terminates; and if such termination occurs after August 31, 2008, equal monthly payments in an amount equal to his then monthly rate of Base Salary (determined based on a minimum annual salary rate of $500,000), for a period of twelve (12) months commencing with the month following the month in which the Executive’s employment by the Company terminates;

(B) If such termination occurs on or before August 31, 2008, a lump sum cash payment equal to the product of the Executive’s Target Bonus for the fiscal year in which the termination occurs multiplied by two (2); and if such termination occurs after August 31, 2008, a lump sum cash payment equal to the Executive’s Target Bonus for the fiscal year in which the termination occurs;

(C) Any other amounts or benefits owing to the Executive under the then applicable employee benefit, long term incentive or equity plans and programs of the Company which shall be paid in accordance with such plans and programs;

(D) Accelerated vesting of the then-unvested portion of the Option (if any) that would have otherwise become vested in accordance with its terms after the date the Executive’s employment by the Company terminates (had such termination not occurred) and on or before the one year anniversary of the date of such termination;

(E) Payment of Executive’s and his dependents’ premiums for health and medical insurance coverage, which provides substantially similar benefits as was being provided to Executive on the day prior to the termination of Executive’s employment, for two (2) years following Executive’s date of termination; provided, however, if such termination occurs after August 31, 2008, such period of payment of premiums for health and medical insurance coverage shall be a period of twelve (12) months instead of twenty four (24) months; and

(F) The minimum pension subject to and in accordance with the provisions of Section 5(c).

9.(a) No Mitigation; No Set-Off. In the event of any termination of employment under Section 8, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Section 8 are in the nature of severance payments and are not in the nature of a penalty. Such amounts are inclusive, and in lieu of any, amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

(a) Release. Executive agrees that, as a condition to receiving the payments and benefits provided under Section 8(b) hereunder he will execute and deliver a release of all claims of any kind whatsoever against the Company, its affiliates, officers, directors, employees, agents and shareholders in the then standard form being used by the Company for senior executives (but without release of the right of indemnification hereunder or under the Company’s By-laws or rights under benefit or equity plans that by their terms are intended to survive termination of his employment). Notwithstanding anything else contained herein to the contrary, the Company shall have no obligation to the Executive pursuant to Section 8(b) (or otherwise to pay the Minimum Pension) unless and until such release has been received by the Company, fully executed by the Executive, and such release has become irrevocable by Executive in accordance with all applicable law.

(b) Resignation. Upon any termination of employment, Executive hereby resigns as an officer and director of the Company, any subsidiary and any affiliate and as a fiduciary of any benefit plan of any of the foregoing. Executive shall promptly execute any further documentation thereof as requested by the Company and, if the Executive is to receive any payments from the Company (including, without limitation, those set forth in Section 8 above), execution of such further documentation shall be a condition thereof.

10. Competition.

(a) Executive shall not, at any time during the Employment Term and for 24 months following the termination of Executive’s employment, directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any business of the Company or any entity owned by the Company anywhere in the world (a “Competing Company”); provided, however, that the Executive shall be permitted to acquire a passive stock or equity interest a Competing Company provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business; and provided further that a business that does not directly compete with the Company but is affiliated with an individual, partnership, firm, corporation or other business organization or entity that does compete with the Company shall not itself be considered a Competing Company so long as not more than one-third of the aggregate gross revenues, and not more than one-third of the aggregate net income, of such business and its affiliates (in each case, on a consolidated basis for the fiscal year immediately preceding the fiscal year in which the Executive becomes involved with such business) is derived from businesses that are competitive with any business of the Company.

(b) During the Employment Term and for 24 months following the termination of the Executive’s employment, the Executive will not, and will not permit any of his affiliates to, directly or indirectly, (i) recruit or otherwise solicit or induce (or attempt to recruit or otherwise solicit or induce) any employee of Rexnord, the Company or any of its subsidiaries to leave the employ of Rexnord, the Company or any of its subsidiaries, or in any way interfere with the relationship between Rexnord, the Company and any of its subsidiaries, on the one hand, and any employee thereof, on the other hand, (ii) hire any person or entity who is or any time was an employee of Rexnord, the Company or any of its subsidiaries until six (6) months after such individual’s employment relationship with Rexnord, the Company and any of its subsidiaries has ended, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of Rexnord, the Company or any of its subsidiaries to cease doing business with Rexnord, the Company or any of its subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and Rexnord, the Company or any of its subsidiaries, on the other hand. Notwithstanding the foregoing, it will not constitute a breach of the provisions of this Section 10(b) if an affiliate of the Executive that is not a majority owned subsidiary of the entity which then employs the

Executive (or with respect to which the Executive is otherwise affiliated) engages in actions prohibited by clauses (i), (ii), or (iii) provided that the Executive is not directly or indirectly involved in the solicitation or negotiation of or otherwise involved in the taking of such action. In addition, general advertising not specifically targeted at the above persons and entities shall not constitute a breach of this Section 10(b).

(c) In the event terms of this Section 10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d) The Executive acknowledges that, in the course of his employment with the Company and/or its affiliates and their predecessors, he has become familiar, or will become familiar, with the Company’s and its affiliates’ and their predecessors’ trade secrets and with other confidential information concerning the Company, its affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its affiliates. The Executive agrees that the provisions of Sections 10(a) and 10(b) are reasonable in light of such facts and circumstances. Furthermore, the Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive has carefully considered the nature and extent of the restrictions placed upon him by this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

11. Nondisclosure of Proprietary Information.

(a) Except as reasonably required in the faithful performance of Executive’s duties hereunder or pursuant to Section 11(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to Rexnord, the Company or any of its subsidiaries, including, without limitation, information with respect to Rexnord’s, the Company’s and any of its subsidiaries’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of Rexnord, the Company and its subsidiaries (and any successor or assignee thereof).

(b) Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning Rexnord’s, the Company’s and any of its subsidiaries’ customers, business plans, marketing strategies, products or processes. The Executive shall be permitted to retain his rolodex, address books and other similar personal items, provided that such personal items do not contain any confidential or proprietary information of Rexnord, the Company or any of its subsidiaries.

(c) The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

12. Inventions. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of Rexnord, the Company and its subsidiaries, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Employment Term, and for a period of 12 months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of Rexnord, the Company and its subsidiaries, as applicable. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect Rexnord’s, the Company’s and its subsidiaries’ rights to any Inventions.

13. Injunctive Relief. It is recognized and acknowledged by the Executive that a breach of the covenants contained in Section 10, 11 or 12 will cause irreparable damage to Rexnord, the Company and its subsidiaries and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that, in the event of a breach of any of the covenants contained in Section 10, 11 or 12, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief. Furthermore, in the event of breach of the covenants contained in Section 10, 11 or 12 by the Executive, while he is receiving amounts under Section 8 hereof, Executive shall not be entitled to receive any future amounts pursuant to Section 8 hereof (including, without limitation, any remaining payments pursuant to the Minimum Pension provisions of Section 5(c).

14. Indemnification. The Company shall indemnify and hold harmless Executive to the extent provided in the Certificate of Formation and By-Laws of the Company for any action or inaction of Executive while serving as an officer and director of the Company or as an officer or director of any other subsidiary or affiliate of the Company or as a fiduciary of any benefit plan. The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

15. Legal and Other Fees and Expenses. To the extent permitted by law, all reasonable attorneys fees and expenses incurred by the Executive in evaluating and negotiating the terms and conditions of this Agreement shall be promptly paid on behalf of, or reimbursed, to the Executive by the Company; provided that in no event shall the Company’s aggregate payment and reimbursement obligation pursuant to this sentence exceed $50,000. In the event that a claim for payment or benefits under this Agreement is disputed, the Company shall pay all reasonable attorney, accountant and other professional fees and reasonable expenses incurred by the Executive in pursuing such claim, provided the Executive is successful with regard to a material portion of his claim.

16. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania without reference to principles of conflict of laws.

(b) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein contain the entire understanding of the parties with respect to the employment of the Executive by the Company from and after the Effective Date and supersedes any prior agreements between the Company and the Executive with respect thereto, including without limitation the Prior Employment Agreement; provided, however, that any rights the Executive may have to a 280G tax gross-up payment under Section 12 of the Prior Agreement that arise in connection with a change in control of Jacuzzi that occurred on or prior to February 7, 2007, and any rights the Executive may have for indemnification and directors and officer’s insurance coverage under Section 11 of the Prior Agreement with respect to any action or inaction of the Executive prior to the Effective Date shall continue notwithstanding this Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

(d) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only to an entity which is owned, directly or indirectly, in whole or in part by the Company or by any successor to the Company or an acquirer of all or substantial all of the assets of the Company, provided such entity or acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption. Upon such assignment and assumption, all references to the Company herein shall be to the assignee entity or acquirer, as the case may be.

(e) Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto. In the event of the Executive’s death while receiving amounts payable pursuant to Section 8(b) hereof, any remaining amounts shall be paid to Executive’s estate.

(f) Communications. All notices, requests, consents and other communications hereunder to any party hereto shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:

(i) if to the Company, to:

Rexnord, LLC

4701 Greenfield Avenue

Milwaukee, WI 53214

Attention: Patricia Whaley

with copies to:

Rexnord Holdings, Inc.

c/o Apollo Management, L.P.

10250 Constellation Blvd, Suite 2900

Los Angeles, CA 90067

Fax: (310) 843-1933

Attention: Laurence Berg

and

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Fax: (212) 326-2061

Attention: John M. Scott, Esq.

(ii) if to Executive, to Executive’s home address on file with the Company.

(g) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes, and any other withholdings, as may be required to be withheld pursuant to any applicable law or regulation.

(h) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the agreed preservation of such rights and obligations.

(i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(k) Executive’s Representation. The Executive represents and warrants to the Company that there is no legal impediment to him entering into, or performing his obligations under this Agreement and neither entering into this Agreement nor performing his service hereunder will violate any agreement to which he is a party or any other legal restriction. The Executive further represents and warrants that in performing his duties hereunder he will not use or disclose any confidential information of any prior employer or other person or entity.

(l) Section 409A.

(i) Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined in Section 409A of the Code (“Code Section 409A”), the Executive shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the date which is six (6) months after his termination of employment for any reason other than death, or (ii) the date of the Executive’s death. Any amounts otherwise payable to the Executive following a termination of his employment that are not so paid by reason of this Section l(i) shall be paid as soon as practicable after the date that is six (6) months after the termination of the Executive’s employment (or, if earlier, the date of the Executive’s death). The provisions of this Section l(i) shall only apply if, and to the extent, required to comply with Code Section 409A in a manner such that the Executive is not subject to additional taxes and/or penalties under Code Section 409A.

(ii) To the extent that this Agreement or any provision hereof is subject to Code Section 409A, the Corporation and the Executive agree that the terms and conditions hereof shall be construed and interpreted to the maximum extent reasonably possible, without altering the fundamental intent of the agreement, to comply with Code Section 409A.

(m) Mutual Drafting. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

17. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL, INCLUDING TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

REXNORD LLC		EXECUTIVE

By:	/s/ George S. Sherman	/s/ Alex P. Marini
Name:	George S. Sherman	Alex P. Marini
Title:	Chairman of the Board

EXHIBIT A

2006 Stock Option Plan of Rexnord Holdings, Inc.

EXHIBIT B

Form of Nonqualified Stock Option Agreement